Exhibit 14.1

BUSINESS ETHICS POLICY

I.                                         INTRODUCTION

SDI, through its subsidiaries (hereafter referred to as “SDI” or “the Company”), is a leading provider of industrial supply services to commercial and industrial customers.  The Company provides proprietary services that reduce the costs and inefficiencies in the procurement and management of MRO materials.  For large industrial facilities, the Company offers a comprehensive outsourcing solution with its proprietary In-Plant Store® program.  SDI has prepared this Business Ethics Policy (“Policy”) for use throughout the Company.

SDI’s primary goals are to provide high quality value-added services to its customers, to recruit the best employees and reward them appropriately and to generate an acceptable rate of return for its stockholders.  The Company recognizes that, in achieving these goals, its operations must be grounded on basic ethical principles.

This Policy governs the actions and working relationships of all directors, officers and employees of SDI.  This Policy reaffirms the standards of conduct with which all of us want to be identified.  The Policy serves as a reminder that we all play an important role in maintaining these standards, and that neither competitive pressure nor shortsighted self-interest can be allowed to undermine them.

It is important to keep in mind that we may also be expected to comply with ethics guidelines and other similar policies of our customers and suppliers.

This Policy extends not only to dealings with the Company’s customers and suppliers but to the treatment of the Company’s employees as well.  We believe that the dignity, individuality and privacy of all people must be respected.  We pledge to help maintain a safe and supportive work environment and a climate of open communication, where equal employment and advancement opportunities can be fostered.

It is not possible to describe the infinite variety of situations to which this Policy applies.  Indeed, no set of principles can eliminate the need for human judgment.  For this reason, the Company has established a Business Ethics Committee to advise and assist its directors, officers and employees on matters relating to the interpretation of business ethics. The Business Ethics Committee reports regularly to the independent directors of the Company.

If after reading this Policy you have a question about the ethical aspects of a situation at work, or if you become aware of possible lapses in ethical behavior, please complete an “Incident Report” form and send it to the Assistant Secretary of the Company (see attached Policy on Reporting of Corporate Wrongdoing and the Protection of Employees who Report Corporate Wrongdoing (“Whistleblower Policy”) or leave a message in the confidential toll-free voicemail box or send a confidential e-mail pursuant to the Whistleblower Policy). Alternatively, you may raise the issue with your supervisor, a member of the Company’s Business Ethics Committee or the Company’s General Counsel.  The name, address and phone number of each of these individuals is set forth on the final page of this Policy.  Similarly, if you become aware of a perceived violation of law, it should be immediately reported, either by filing an “Incident Report” or leaving a message in the confidential toll-free voicemail box or sending an e-mail as described above, or by speaking to your supervisor, a member of the Company’s Business Ethics Committee or the Company’s General Counsel.  Be assured you will have our full support in any such action.

II.                                     ETHICAL/LEGAL ISSUES

A.  Honesty and Fair Dealing

The Company’s reputation for integrity is tested every day by the way we treat customers.  Honesty, fairness, and keeping commitments must be hallmarks of the way we do business:

•                  Sell our services on their merits.  Describe them truthfully and without exaggeration, clearly indicating the terms of delivery and payment.  Customers should not be surprised by conditions that were not previously disclosed.

•                  Ensure that commitments are honored and that all our customers receive the highest quality service that we can provide.

•                  Portray the Company accurately.  Statements should be sufficiently candid, clear, and complete so that they neither mislead nor lend themselves to misinterpretation.  These criteria apply to all communications about the Company, including advertisements, reports to customers, sales literature, etc. Please note (as per the Company’s “Stock Trading and Disclosure Restrictions” policy) that all inquiries from analysts or the media are to be directed to the Company’s Chief Financial Officer.

B.  Data Accuracy

Financial information, employee files, and other corporate data should meet a single standard: complete integrity.  If you have responsibility for maintaining corporate data:

•                  Make sure corporate records are scrupulously accurate, fully documented, and meet the highest standards of professional practice.  Financial data should be complete and current, with all assets, funds, and liabilities fully and properly recorded.

•                  It is the responsibility of each employee to uphold these standards.  Appropriate records must be kept of all transactions.  Employees are expected to cooperate fully with our auditors.

•                  Information must not be falsified or concealed under any circumstances. Employees who are found to have engaged in false or misleading financial reporting will be subject to disciplinary action up to and including discharge.

•                  Report questionable accounting or auditing matters (as such matters are described in the Whistleblower Policy.)

C.  Compliance with Laws and Regulations

You have a personal responsibility to become familiar and comply with the laws and regulations related to your job responsibilities.  If you have any questions regarding these laws, you should seek advice from your supervisor or the Company’s General Counsel.  If you have any concerns regarding the propriety or legality of any particular conduct or proposed course of action, you should immediately file an “Incident Report” or leave a message in the confidential toll-free voicemail box or send a confidential e-mail as provided in the Whistleblower Policy, or seek advice  from your supervisor, a member of the Company’s Business Ethics Committee or the Company’s General Counsel.

Remember that violations of law are very serious. In addition to doing severe damage to the Company and its reputation, people who violate laws - including the antitrust and securities laws described below – are often fined and/or imprisoned.

D.  Competitive Practices; Antitrust

Antitrust and trade regulation laws prohibit actions that restrain competition.  Never discuss prices or customers with competitors. You may not cooperate with competitors to fix or stabilize prices, “divide up” customers or markets, boycott competitors or customers, or otherwise interfere with free competition. You should not even discuss the possibility of such activities with competitors. If a competitor attempts to discuss such activities with you, you should refuse to participate in the discussion and immediately notify a member of the Company’s Business Ethics Committee or the Company’s General Counsel.

Antitrust laws also prohibit certain kinds of tie-in sales and other practices that would be unfair to customers. (Tie-in sales are sales in which a company requires a customer to purchase product B in order to be able to purchase product A.  For instance, a manufacturer or distributor of a photocopier might try to make it a condition of selling the photocopier that the customer also agree to buy all of its photocopying paper from such manufacturer or distributor.)

In all its business dealings the Company will:

•                  Compete vigorously but fairly.

•                  Treat all customers and suppliers objectively, honestly, and fairly.

•                  Not discuss pricing with competitors or customers in contravention of applicable antitrust laws.

•                  Avoid any program or practice that could be characterized as unfair or deceptive. Always present SDI’s services in an honest and forthright manner.

•                  Make clear to all suppliers and potential suppliers that we expect them to compete fairly and vigorously for our business and that we select all suppliers strictly on their merits.

E.  Insider Trading; Securities Laws

SDI has securities that are publicly traded. In addition, many SDI customers and suppliers have securities that are publicly traded. When buying or selling securities that are publicly traded, securities laws forbid individuals and corporations from profiting from material, non-public  “inside” information that could influence decisions to buy, sell or hold on to particular securities. Such information may relate to the financial condition of a company, its products, the market for its securities, its investment intentions, sales prospects or plans for a merger or acquisition.

In the course of your duties, you may have access to material, non-public “inside” information regarding either SDI or a customer or a supplier, either on a formal or informal basis. You may not make trades of securities based on this information or give such information to others, including family members. In order to be certain that you do not inadvertently run into problems with insider trading or “blackout” periods, before buying or selling any publicly traded SDI securities, you should review the Company’s “Stock Trading and Disclosure Restrictions” policy and pre-clear the proposed purchase or sale with the Company’s General Counsel.  Copies of the Stock Trading and Disclosure Restrictions policy are available from our General Counsel.

F.  Public Disclosure

All officers, directors and employees must take particular care in the preparation of the Company’s filings with the Securities and Exchange Commission (“SEC”) pursuant to all applicable laws, rules and regulations of the SEC (the “Securities Laws”), as well as the Company’s filings and communications with the Nasdaq Stock Market pursuant to the NASD Marketplace Rules (the “Listing Standards”) and in other public communications made by the Company. All persons involved in the preparation of such filings and communications shall use their best efforts to ensure that the Company’s filings and other public communications contain full, fair, accurate, timely and understandable disclosure and that the Company at all times complies in all material respects with the applicable Securities Laws and Listing Standards for the protection of the Company and its shareholders and to maintain public confidence in the information provided by the Company. While not all employees are directly involved in the preparation of such filings and communications, the internal reporting of reliable, truthful and accurate information is essential to the proper preparation of such filings and communications and requires the participation and cooperation of all persons throughout the Company.

G.  Political Activities and Contributions

SDI will not seek improper advantage through contributions of its funds, equipment, facilities or services or the provision of other gifts or benefits to public officials or political organizations. SDI will not make an illegal or improper payment to any person or entity.

It is your right to decide whether or not to participate in political or community activities.  SDI may, from time to time, communicate information and opinions on issues of public concern that may affect SDI. However, decisions by our employees whether or not to contribute time, money or resources of their own to any political or similar activity are entirely personal and voluntary.

H.  Relationships with Employees

SDI is committed to operating in accordance with fair and equitable personnel practices and to providing a safe and healthy work environment. This includes:

•                  Selection and placement of employees based on their qualifications and without discrimination in terms of race, religion, national origin, sex, age, disability or veterans status.

•                  Fairly compensating employees in accordance with their contribution, taking in to account prevailing practices.

•                  Providing a work environment in which self-development and the development of skills are encouraged.

•                  Keeping employees informed about Company matters that affect them.

The employment relationship is increasingly controlled and regulated by legal requirements.  For example, laws such as the Age Discrimination in Employment Act, the Civil Rights Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, the Family and Medical Leave Act, the Americans with Disabilities Act and a variety of similar federal and state laws cover all or nearly all aspects of the employment relationship.  Violations of these laws can result in corporate and individual liability. The Company’s policies and procedures, as they relate to employees (their wages, hours, working conditions and other terms and conditions of employment), reflect the importance the Company places on fair treatment of all employees.

It is Company Policy, as required by federal and state law, to afford equal opportunity in all aspects of employment, including recruitment, hiring, training, compensation, transfer, promotion, and all other aspects and privileges of employment, without regard to race, color, religion, sex, age, national origin, disability, or veteran status, and to prohibit all discrimination based on any of these grounds. The Company encourages the employment and advancement of qualified persons at all levels and in all segments of the work force without regard to any of the foregoing characteristics. It is Company policy to apply only job-related standards in selecting individuals for a particular position and in evaluating job performance.

Sex discrimination includes discrimination on account of pregnancy. It is Company policy to provide expectant mothers with the same opportunities as all other applicants and employees and, during their period of disability, to treat them in the same manner as persons disabled for other reasons.

Sex discrimination can also take the form of sexual harassment. Sexual harassment includes unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature. The Company prohibits any form of sexual harassment in the workplace by any of its employees. If you become aware of any such activity, it should be immediately reported to the Human Resources Department or a member of the Business Ethics Committee. Employees engaging in sexual harassment of any kind will be subject to appropriate sanctions that may include termination.

It is also Company policy to provide reasonable accommodations for the religious beliefs of its employees to the extent that Company operations permit. The Company will take similar steps to reasonably accommodate individuals who have a disability.

III.                                 PROTECTION OF COMPANY ASSETS; CONFIDENTIALITY

A.  Protection of Assets

The way a Company protects it assets - supplies, product inventories, equipment, other assets,  information, ideas - sends a signal to the public not only about standards of care but also about its integrity.

•                  The Company’s assets are to be used for their intended purposes and not for personal advantage.  This applies not only to funds, facilities, equipment, and supplies but also to such properties as customer lists and computer software.

•                  If you are responsible for acquiring or disposing of assets or are authorized to incur liabilities or expenses on behalf of the Company, be careful to stay within the limits of your authority. If you report on such matters as travel and entertainment expenses, hours worked, petty cash, or vacation time, be honest and accurate.  Receipts and expense reports should be provided for all expenditures.  If your duties include reviewing expense reports of other Company employees, you should exercise sufficient diligence in your review to know whether the expenditures have been made for bona fide business purposes.

•                  Do not take for yourself business opportunities that rightfully belong to the Company, including without limitation, any opportunities that are discovered through Company property, information or position.

B.  Protection of Confidential Information

You must ensure that confidential and proprietary information about the Company, its suppliers and customers is protected from improper disclosure.  This includes legal advice and opinions, information about operating results, business plans, computer software, product development, purchases, financing and plans for mergers or sales of subsidiaries.

Your duties give many of you access to critical business information about suppliers, customers and employees.  Maintaining their trust requires that you protect the confidentiality of this information.

•                  Information about a supplier or a customer’s business is confidential. Disclosure of this information within the Company should be strictly on a need-to-know basis.  Disclosure to outsiders, except to comply with legal requirements, is not only unethical but may be illegal.

•                  Information in employees’ personnel and benefits records is sensitive and private. Treat this information as confidential and do not disclose it except on a strictly need-to-know basis. Medical records are never to be disclosed without the individual’s written permission, unless necessary to comply with law.

IV.                                CONFLICT OF INTEREST SITUATIONS

A.  Avoid Divided Loyalties

Outside business and personal interests should not lessen your commitment to the Company by either dividing your loyalties or diverting the energies that you owe to your job.  Make every effort to avoid situations that could compromise independent judgment; but if a situation arises, handle it forthrightly and honorably. Your first step should be to report any potential conflict of interest as required by Section IV.D. below.

In all business relationships with outside individuals, companies and organizations, and in all business dealings, you should:

•                  Act in accordance with the law, established SDI policies and procedures, and your own good conscience and judgment.

•                  Avoid personal transactions or situations in which your own interests conflict, or might be construed as conflicting with, those of the Company.

B.  Ownership or Other Personal Interests in Suppliers, Customers, Etc.

Avoid business arrangements or personal investments that could lead to conflicts of interest, such as:

•                  Working for another firm or organization that does business with the Company.

•                  Controlling significant stockholdings, or serving as a partner, officer, or outside director of a firm that does business with the Company.

•                  Accepting work or consulting assignments that could divert your attention from work commitments to the Company.

•                  Offers of employment (including a post-retirement job) may, in some circumstances, be an attempt to divide your loyalties.  If you receive a job offer from a customer, supplier or competitor, the ethical course of action is to exempt yourself from making decisions that may affect the source of the job offer until you have made your decision.  If you accept the job offer, you should immediately stop representing the Company in any dealings with your prospective employer.

You should not acquire any financial interest in any transaction involving the Company without prior approval.  Report any such potential conflict of interest as required by Section IV.D. below.

C.  Giving and Accepting Gifts

Gifts, favors, entertainment, and job offers may be attempts to “purchase” favorable treatment.  Accepting such inducements could raise doubts about your ability to make independent business judgments and the Company’s commitment to treating people fairly.  Keep in mind that certain inducements may be defined as bribes, payoffs, or kickbacks and may be illegal.

•                  You may accept promotional items if they are in line with accepted business practice, could not be construed as potentially influencing your business judgment, and public disclosure thereof would not embarrass you or the Company.  You should not accept gifts or entertainment of substantial value from people or firms doing business with or seeking to do business with the Company.  Any gift with a value greater than $250.00 must be respectfully refused.  This rule applies to members of your family as well.  A cash gift may never be accepted.

•                  These rules apply also to giving.  Gifts or entertainment for current or prospective customers, or suppliers should be in line with customary business practice, and disclosure should not be such as to cause negative publicity for you or the Company if disclosed.

D.  Reporting Conflict of Interest

Employees other than directors and executive officers (defined as officers who are reporting persons under Section 16 of the Securities and Exchange Act of 1934) are expected to promptly make full disclosure of any potential conflict of interest in writing to their immediate supervisor or the General Counsel prior to accepting any position or entering into or commencing any transaction that may result in a conflict of interest. Since conflicts may not always be clear-cut, employees must report all transactions or relationships that reasonably could be expected to give rise to a conflict of interest, and should not accept any such position or enter into or commence any such transaction until approval is obtained.  Any relationship or transaction in which an employee (other than an executive officer) may have a conflict of interest must be approved on a case-by-case basis by the Business Ethics Committee, which approval will require the Committee to determine in its sole discretion that such transaction is fair as to, and in the best interests of, the Company and its stockholders.

Directors and executive officers are expected to promptly make full disclosure in writing to the General Counsel (or the Chief Executive Officer in his absence) of any potential conflict of interest prior to accepting any position or entering into or commencing any transaction that may result in a conflict of interest. Since conflicts of interest may not always be clear-cut, directors and executive officers must report all transactions or relationships that reasonably could be expected to give rise to a conflict, and the General Counsel (or the Chief Executive Officer in his absence) will consult with the independent directors as necessary. The director or executive officer should not accept any such position or enter into or commence any such transaction until approval is obtained. In accordance with the foregoing requirements, directors and executive officers should disclose all new or potential directorships to the General Counsel (or the Chief Executive Officer in his absence) in advance of acceptance in order to avoid any conflicts of interest.  Any relationship or transaction in which a director or executive officer has a conflict of interest must be approved on a case-by-case basis by the majority of the independent directors, which approval will require the independent directors to determine in their sole discretion that such transaction is fair as to, and in the best interests of, the Company and its stockholders.

E.  Conflict of Interest Issues Involving Directors

In many situations, disclosure may cure a conflict of interest or allow the Company to appropriately avoid a potential conflict of interest. If the Board is making decisions that may provide a benefit to a director’s private interests, the director shall fully disclose such interest and abstain from any vote on such matter and/or withdraw from the deliberations altogether. In certain situations, a conflict may be so severe as to only be resolved by the director’s resignation from one or both of the conflicting positions.

V.                                    HOW TO HANDLE ETHICAL ISSUES

A.  When You See a Problem or Have a Question

Please remember that a written policy such as this can serve only as a general standard of conduct.  It cannot be a substitute for personal integrity and good judgment.  It cannot spell out the appropriate response to every type of situation, nor can it cover all the laws and regulations applicable to SDI.  It can only suggest prudent courses of action.

Some situations, however, are clear. Whether the motives are to improve corporate performance or personal enrichment, if you have knowledge of any breach of this Policy you shall report it immediately, including without limitation any:

•                  Violations of law, such as misrepresentations of products or services, misuse of inside information, price fixing, fraud, or other irregularities should be reported immediately either by filing an “Incident Report” or leaving a message in the confidential toll-free voicemail box or sending an e-mail as provided in the Whistleblower Policy, or by reporting the incident to your supervisor, a member of the Company’s Business Ethics Committee or the Company’s General Counsel.

•                  Financial irregularities (e.g., intentional misrepresentation of financial information or misappropriation of assets), should also be reported immediately either by filing an “Incident Report” or leaving a message in the confidential toll-free voicemail box or sending an e-mail as provided in the Whistleblower Policy or by reporting the incident to a member of the Company’s Business Ethics Committee.

•                  Anyone in good faith reporting such infractions will be protected against reprisals.

If a situation arises that you are unsure about, it is best to report it by filing an “Incident Report” or leaving a message in the confidential toll-free voicemail box or sending an e-mail as provided in the Whistleblower Policy, or by seeking advice from your supervisor, from a member of the Company’s Business Ethics Committee or the General Counsel. Do not assume that the situation will go away or will be handled by somebody else.

B.  Waivers

All directors, executive officers and employees are expected to follow this Policy at all times. However, there may be circumstances where a waiver is warranted.  Any waivers or deviations from this Policy for directors and executive officers will be determined on a case-by-case basis by the Board of Directors.  Any waiver of this Policy and the grounds for such waiver for directors or executive officers shall be promptly disclosed to shareholders to the extent required by the Securities Laws or Listing Standards.  Waivers for employees other than directors and executive officers will be determined by the Business Ethics Committee, which shall seek the advice of the independent directors as it deems necessary under the circumstances.

C.  Administration; Disciplinary Measures

The Business Ethics Committee will initially review reports of alleged violations and perform an initial investigation to determine the credibility of the allegations.  Any credible, serious complaints (including those relating to executive officers or directors) shall be promptly reported to the independent directors, who will direct the investigation of such alleged violation and take appropriate corrective action when and as warranted in their judgment.  The independent directors may refer the investigation, reporting responsibilities and enforcement actions to other individuals.  If any member of the Business Ethics Committee is the subject of or otherwise involved (directly or indirectly) in the alleged violation, then such member shall not participate in the administration or investigation of such violation nor be apprised of the status of the internal investigation or receive any confidential information related to such complaint.

Notwithstanding the foregoing, any credible, serious complaints related to Accounting Matters (as defined in the Whistleblower Policy) shall be promptly reported by the Business Ethics Committee to the Chairman of the Audit Committee, who will direct the investigation of such alleged violation and advise the Audit Committee of such investigation and the conclusions and recommendations regarding each alleged violation.  The Audit Committee will then review such information and take appropriate corrective action when and as warranted in its judgment.  The Chairman of the Audit Committee may refer the investigation, reporting responsibilities and enforcement actions to other individuals.

Violations of this Policy are serious matters and will be dealt with through appropriate disciplinary measures, up to and including termination of employment or removal from the Board of Directors (as applicable).  The matter may also be referred to appropriate governmental authorities for investigation. Nothing in this Policy prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to employee, officer or director conduct, whether or not expressly discussed in this Policy.  The Policy is not intended and does not create any expressed or implied contract  with any employee or third party.

This Policy shall be administered and monitored by the Business Ethics Committee, reporting directly to the independent members of the Board of Directors.  The independent directors will review compliance with this Policy on a regular basis.  The independent directors will evaluate this Policy at least annually and recommend any modifications or revisions it deems necessary to the Board of Directors.

The Company will make this Policy and any amendments hereto “publicly available” to the extent required by the applicable Securities Laws or Listing Standards.

D.  The Certificate of Compliance

Accompanying this Policy is a Certificate of Compliance. The Certificate states that you have received and read SDI’s Business Ethics Policy and are in compliance therewith, except as to any exceptions set forth therein.

It is in the best interest of all of us that we identify as early as possible potential breaches of the ethical standards to which we all aspire.  If an existing conflict exists at the time of the adoption of this Policy, and there is no failure of good faith on the part of the director, officer or employee, it will be SDI’s policy to allow a reasonable amount of time for the person to correct the situation, in order to prevent undue hardship or loss.  Failure to sign the Certificate may be construed as an admission of liability and may be grounds for dismissal.  Final decisions in this regard, however, shall be within the sole discretion of SDI’s management, whose first concern must be the interests of the Company.

E.  Persons to Contact

Company Business Ethics Committee Members:

NAME	TELEPHONE NUMBER	ADDRESS

Chairman:
Daniel Kearney	(215) 633-1900 x1952	3220 Tillman Drive, Suite 200
General Counsel		Bensalem, PA 19020
Strategic Distribution, Inc.

Missy Decker	(215) 633-1900 x1946	3220 Tillman Drive, Suite 200
Vice President, Business Information		Bensalem, PA 19020
Strategic Distribution, Inc.

Ronald Fijalkowski	(215) 633-1900 x1988	3220 Tillman Drive, Suite 200
Chief Information Officer		Bensalem, PA 19020
Strategic Distribution, Inc.

CERTIFICATE OF COMPLIANCE

All directors, officers and employees of Strategic Distribution, Inc and its subsidiaries are required to fill out and sign this Certificate of Compliance.  You will also be required to resign this Certificate of Compliance on an annual basis.  In the event you are not now in compliance, or are not certain, you should discuss the matter with your supervisor or the General Counsel and attach a memorandum to your Certificate explaining the situation.

I certify that I have received and read SDI’s Business Ethics Policy, including the “Stock Trading and Disclosure Restrictions” Policy and the Policy on Reporting of Corporate Wrongdoing and the Protection of Employees who Report Corporate Wrongdoing (“Whistleblower Policy”).  I certify that I understand and accept the statements contained therein and that as of this date I am in compliance, and will continue to comply, with the policies set forth in the Business Ethics Policy, the attachments thereto and policies described therein and all future revisions thereto, except to the extent described in the attached memorandum of exceptions.

Signature:	Date:

Please print or type name, department or other area of responsibility, and position or title.

Name:

Department/Site:

Position/Title:

Social Security #:

☐                                    I have attached a memorandum of exceptions to this Certificate.

☐                                    If hired in the current year please fill-in date of hire:

☐                                    Please check here if this Certificate covers an employee in a non-management position.

Strategic Distribution, Inc.

Policy on Reporting of Corporate Wrongdoing and the Protection of Employees who Report Corporate Wrongdoing (“Whistleblower Policy”)

A.                                    Purpose

The purpose of this Whistleblower Policy is to:

1.               provide employees of Strategic Distribution, Inc. and its subsidiaries (collectively, the “Company”) with an effective and confidential mechanism to report suspected unethical or unlawful conduct without fear of retaliation or reprisal;

2.               encourage any employee of the Company, any investor in the Company or any other interested person to submit a good faith complaint under this Whistleblower Policy regarding accounting, internal accounting controls or auditing matters (collectively, “Accounting Matters”), which Accounting Matters include, without limitation, the following:

•                  Fraud or deliberate error in the recording and maintaining of financial records of the Company;

•                  Deficiencies in or noncompliance with the Company’s internal accounting controls;

•                  Misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

•                  Deviation from full and fair reporting of the Company’s financial condition or results of operations; and

3.               prohibit any manager or other employee from taking any adverse employment related action against another employee as a result of such employee’s good faith disclosure of concerns regarding Accounting Matters or alleged unethical or unlawful conduct in accordance with the provisions of this Whistleblower Policy.

B.                                    Procedure for Reporting Corporate Wrongdoing

1.   Non-Employees

Investors and other interested persons (other than employees of the Company) with concerns regarding Accounting Matters or other unethical acts or violations of law by directors, officers or employees of the Company may report their concerns by completing the attached “Incident Report” form and sending it to the Assistant Secretary of the Company at the address set forth below:

William Mahone

Assistant Secretary

Strategic Distribution, Inc.

475 Steamboat Road,

Greenwich, CT

06830

The Incident Report should provide specific details about the potential wrongdoings to enable the Business Ethics Committee, the independent directors and/or the Audit Committee of the Board of Directors to investigate the matter and, when appropriate, take corrective action.  In completing the Incident Report, investors and other interested persons should identify themselves and their relationship with or interests in the Company and provide an address and phone number at which they may be contacted.  Failure to provide your name, contact information and sufficient information regarding the wrongdoing  will severely hamper or may even preclude any meaningful investigation of the conduct in question.

2.  Employees

Any employee who believes that another employee is about to commit or may have committed an unethical act or a violation of law, including, without limitation, any violations related to Accounting Matters or a breach of any rule or regulation of the Securities Exchange Commission or any provision of law relating to fraud against shareholders, may complete the attached “Incident Report” form and send it to the Assistant Secretary of the Company on a confidential basis care of the following address:

William Mahone

Assistant Secretary

Strategic Distribution, Inc.

475 Steamboat Road,

Greenwich, CT

06830

“Incident Report” forms need not be typed as long as they are legible. Employees are under no obligation to put their name or return address on the envelope. The envelope should however, be marked “Personal & Confidential”.

Alternatively, employees may leave a message in a confidential toll-free mailbox (866 495-4162 within the USA; 402 571-9223 outside the USA) or send a confidential e-mail from the Company’s website (www.sdi.com) under “About SDI – Ethics Hotline,” both of which have been established for this purpose. Employees who call this toll-free number or send an e-mail are under no obligation to leave their name or contact information. They should be sure however, to provide all of the information requested on the “Incident Report” form to the extent it is within their knowledge. Failure to provide sufficient information (particularly where the employee does not provide his or her name or contact information) will severely hamper or may even preclude any meaningful investigation of the conduct in question.

Unless they ask not to be contacted, employees who provide their name and contact information may be contacted by Mr. Mahone or a member of the Business Ethics Committee or the Board of Directors. Only those employees who provide their name and contact information may be contacted.

Alternatively, if an employee is unsure whether any particular conduct or activity is unethical or illegal or would prefer to speak to someone within the Company before sending an e-mail or calling the toll-free number listed above, he or she may contact his or her supervisor, the General Counsel or any member of the Business Ethics Committee for guidance.

The current members of the Business Ethics Committee are:

Daniel Kearney	(215) 633-1952

Missy Decker	(215) 633-1946

Ronald Fijalkowski	(215) 633-1988

C.                                    Treatment of Complaints

Upon receipt of a complaint (whether by receipt of an Incident Report, phone call or otherwise), Mr. Mahone will promptly forward the complaint in a confidential manner to the Business Ethics Committee (unless a member is the subject of the complaint, in which case such member will not receive the complaint nor any information related thereto).  The

Business Ethics Committee will conduct an initial investigation and, if determined to be a credible, serious complaint regarding Accounting Matters, will promptly report the alleged violated to the Chairman of the Audit Committee, who will then direct the investigation and advise the Audit Committee in accordance with the terms of the Business Ethics Policy of the Company.  If a complaint not related to Accounting Matters is determined by the Business Ethics Committee to be credible and serious, it will promptly report the alleged violation to the independent directors of the Company, who will then direct the investigation and take appropriate action in accordance with the terms of the Business Ethics Policy.  Confidentiality of employee complaints filed in good faith will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review and take remedial action.  The identity of any employee filing a good faith complaint will not be disclosed to management or other employees (other than those serving on the Business Ethics Committee).  Prompt and appropriate corrective action will be taken when and as warranted in accordance with the terms of the Business Ethics Policy.

The Business Ethics Committee will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the independent directors of the Company.  Copies of complaints (if written) and such log will be maintained for a minimum or three years from the date of receipt of the complaint.

D.                                    Prohibition Against Adverse Employment Related Action

It is a breach of Company policy for any officer, employee, contractor, subcontractor, or agent of the Company, to discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee in the terms and conditions of his or her employment because of any lawful act done by the employee to:

1.               provide information, cause information to be provided, or otherwise assist in any investigation regarding any conduct which the employee reasonably believes constitutes a violation of law; or

2.               file, or cause to be filed, participate in, or otherwise assist in a proceeding filed or about to be filed relating to an alleged violation of law.

For the purpose of this Whistleblower Policy “adverse employment related action” shall include:

•                  Termination of employment,

•                  Demotion;

•                  Suspension;

•                  Written or verbal reprimand;

•                  Retaliatory investigation;

•                  A decision not to promote;

•                  Receipt of an unwarranted performance rating;

•                  Withholding of appropriate salary adjustments;

•                  Imposition of involuntary transfer or reassignment;

•                  Elimination of the employee’s position, absent a reduction in force, reorganization, a decrease in or lack of funding, monies, or work load;

•                  Denial of awards, grants, leaves, benefits, or training for which the employee would normally be eligible;

•                  Other significant change in job responsibilities or working conditions which are inconsistent with the employee’s position, salary or grade.

Any employee found to have violated this Whistleblower Policy shall be subject to discipline, up to and including termination of employment.

Without limiting the foregoing,  the Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

E.                                      False Allegations of Corporate Wrongdoing

Any employee who knowingly makes false allegations of wrongful conduct shall be subject to discipline, up to and including termination of employment.

F.                                      Legitimate Employment Related Action

This Whistleblower Policy may not be used as a defense by an employee against whom an adverse employment-related action has been taken for legitimate reasons not relating to any action taken by such employee in accordance with this Whistleblower Policy. It shall not be a violation of this Whistleblower Policy to take an employment-related action against any employee whose conduct or performance otherwise warrants such action without regard to any disclosure made by such employee pursuant to this Whistleblower Policy.

Strategic Distribution, Inc.

Policy on Reporting of Corporate Wrongdoing and the Protection of Employees who Report Corporate Wrongdoing

INCIDENT REPORT

Date of Incident (indicate when you became aware of the conduct in question)

Time of Incident (if known)

Location (indicate where the incident occurred and/or the work location of the individuals involved)

Name(s) and/or Titles of Individual(s) Involved (if you are not sure of the name or title, indicate where his or her office is located or provide a description of the individual)

Describe in detail the nature of the suspected wrongdoing (attach an additional sheet if necessary)

Describe in detail how you became aware of the suspected wrongdoing (attach an additional sheet if necessary)

Describe in detail any facts, statements or documents which tend to confirm the suspected wrongdoing (provide details of any conversations which you participated in or overheard; indicate who prepared the documents, what form they are in (e.g. email, memo etc) and where they can be found)

Your Name, Address and Contact Information (optional for employees)

Interest in or relationship with the Company (not required for employees, but non-employees must complete)